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                             EXHIBIT (23)(e)
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                CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Boatmen's Bancshares, Inc.


We consent to the incorporation by reference in the registration statement on Form S-4 of Boatmen's Bancshares, Inc. of our report dated January 24, 1992, except for Note 23 which is as of February 24, 1992, relating to the consolidated statements of income, stockholders' equity and cash flows of First Amarillo Bancorporation, Inc. and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1993 annual report on Form 10-K of Boatmen's Bancshares, Inc. We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.


                                  /s/ KPMG Peat Marwick LLP

                                   KPMG Peat Marwick LLP

Amarillo, Texas
January 24, 1995